Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2010 RESULTS
Second Quarter Net Revenue Increases 56% to $152.2 million
Second Quarter Diluted EPS of $0.30
Vancouver, Canada — September 10, 2010 — lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the second quarter ended August 1, 2010.
For the thirteen weeks ended August 1, 2010:
•	Net revenue for the quarter increased 55.8% to $152.2 million from $97.7 million in the second quarter of fiscal 2009. Net revenue from corporate-owned stores was $129.4 million for the quarter, an increase of 52.1% from $85.1 million in the second quarter of fiscal 2009, and comparable-store sales increased by 31% on a constant-dollar basis.
•	Gross profit for the quarter increased by 77.8% to $80.3 million, and as a percentage of net revenue gross profit increased to 52.8% for the quarter from 46.2% in the second quarter of fiscal 2009.
•	Income from operations for the quarter increased by 138.9% to $34.2 million, and as a percentage of net revenue was 22.5% compared to 14.7% of net revenue in the second quarter of fiscal 2009.
•	Diluted earnings per share for the quarter was $0.30 on net income of $21.8 million, compared to diluted earnings per share of $0.13 on net income of $9.2 million in the second quarter of fiscal 2009.
•	The tax rate for the quarter was 40.3% versus 35.6% a year ago. The tax rate has been increased to take into account the additional future income tax liability which could arise on repatriation of excess unremitted earnings of the Canadian operating subsidiary.
For the twenty-six weeks ended August 1, 2010:
•	Net revenue for the first two quarters increased 61.9% to $290.5 million from $179.4 million in the same period of fiscal 2009. Net revenue from corporate-owned stores was $245.0 million for the first two quarters of fiscal 2010, an increase of 55.1% from $158.0 million in the first two quarters of fiscal 2009. Year to date comparable-store sales increased by 33% on a constant-dollar basis.
•	Gross profit for the first two quarters increased by 92.9% to $154.7 million from $80.2 million in the same period of fiscal 2009. As a percentage of net revenue, gross profit increased to 53.2% for the first two quarters of fiscal 2010 from 44.7% in the same period of fiscal 2009.
•	Income from operations for the first two quarters increased by 175.9% to $66.7 million, and as a percentage of net revenue was 23.0% compared to 13.5% of net revenue in the same period of fiscal 2009.
•	Diluted earnings per share on a year to date basis was $0.58 on net income of $41.4 million, compared to diluted earnings per share of $0.22 on net income of $15.8 million in the same period of fiscal 2009.
•	The tax rate for the first two quarters of fiscal 2010 was 40.1% versus 35.1% for the same period in the prior year. The tax rate has been increased to take into account the additional future income tax liability which could arise on repatriation of excess unremitted earnings of the Canadian operating subsidiary.
The Company ended the second quarter of fiscal 2010 with $178.2 million in cash and cash equivalents compared to $83.8 million at the end of the second quarter of fiscal 2009. Inventory at the end of the second quarter of fiscal 2010 totaled $66.5 million compared to $46.5 million at the end of the second quarter of fiscal 2009. The Company ended the quarter with 130 stores in North America and Australia.

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Christine Day, lululemon’s CEO stated: “Our strong sales momentum reflects increased brand awareness driven by the strength of our product innovation, guest experience and community engagement. We achieved $1,532 in sales per square foot for the second quarter driven by the exceptional performance of our newest stores. We are intently focused on our existing growth strategies which include fueling our rapidly growing e-commerce business and leveraging our showrooms into 20 to 25 store openings in 2011.”
Updated Outlook
For the third quarter of fiscal 2010, we expect net revenue to be in the range of $155 million to $160 million based on a comparable-store sales percentage increase in the high-teens on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.22 to $0.24 for the quarter. This assumes 72.5 million diluted weighted-average shares outstanding.
For the full fiscal 2010, we now expect net revenue to be in the range of $645 million to $650 million and diluted earnings per share are expected to be in the range of $1.18 to $1.22 for the full year. This assumes 72.3 million diluted weighted-average shares outstanding.
Consistent with the adjustment to the tax rate in the first quarter of fiscal 2010 the updated outlook assumes a tax rate of 40% for fiscal 2010.
Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 10, 2010, at 9:00 am Eastern Time. Those interested in participating in the call are invited to dial (877) 303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
 Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.

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Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; risks that consumer spending may continue to decline and that U.S. and global macroeconomic conditions may worsen; the possibility that levels of comparable-store sales or average sales per square foot will decline; the possibility that we may not be able to successfully expand in the United States and other new markets; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to continually innovate and provide our consumers with improved products; the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Contacts:
Investor Contact:
 Joseph Teklits/Jean Fontana
ICR, Inc
203-682-8200

Media Contact:
 Alecia Pulman
ICR, Inc
203-682-8224

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lululemon athletica inc.
 Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 1, 2010	August 2, 2009	August 1, 2010	August 2, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenue	$152,208	$97,721	$290,505	$179,401
Costs of goods sold	71,910	52,557	135,850	99,213

Gross profit	80,298	45,164	154,655	80,188
As a percent of net revenue	52.8%	46.2%	53.2%	44.7%
Selling, general and administrative expenses	46,055	30,832	87,938	56,003
As a percent of net revenue	30.2%	31.6%	30.3%	31.2%

Income from operations	34,243	14,332	66,717	24,185
As a percent of net revenue	22.5%	14.7%	23.0%	13.5%
Other income (expense), net	2,092	23	2,254	101

Income before provision for income taxes	36,335	14,355	68,971	24,286
Provision for income taxes	14,628	5,111	27,676	8,524

Net income	21,707	9,244	41,295	15,762
Net loss attributable to non-controlling interest	(85)	—	(85)	—

Net income attributable to lululemon athletica inc.	$21,792	$9,244	$41,380	$15,762

Basic earnings per share	$0.31	$0.13	$0.59	$0.22
Diluted earnings per share	$0.30	$0.13	$0.58	$0.22
Basic weighted-average shares outstanding	70,820	69,948	70,708	70,176
Diluted weighted-average shares outstanding	71,750	70,401	71,692	70,473

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lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	August 1, 2010	January 31, 2010
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$178,172	$159,573
Inventories	66,520	44,070
Other current assets	14,358	12,767

Total current assets	259,050	216,410
Property and equipment, net	64,609	61,591
Intangible assets, net	24,735	8,050
Deferred income taxes and other assets	15,302	21,207

Total assets	$363,696	$307,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,275	$11,027
Other current liabilities	37,019	39,908
Income taxes payable	2,419	7,742

Total current liabilities	46,713	58,678
Deferred income taxes and other non-current liabilities	23,669	15,472
Stockholders’ equity	293,314	233,108

Total liabilities and stockholders’ equity	$363,696	$307,258

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lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
 Expressed in thousands

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	August 1, 2010	August 2, 2009
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$41,295	$15,762
Items not affecting cash	22,436	12,489
Other, including net changes in other non-cash balances	(29,179)	482

Net cash provided by operating activities	34,552	28,733
Net cash used in investing activities	(24,053)	(6,303)
Net cash provided by financing activities	6,138	568
Effect of exchange rate changes on cash	1,962	4,002

Increase in cash and cash equivalents	18,599	27,000
Cash and cash equivalents, beginning of period	$159,573	$56,797

Cash and cash equivalents, end of period	$178,172	$83,797

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lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes
(unaudited)

	Thirteen Weeks	Thirteen Weeks
	Ended	Ended
	August 1, 2010	August 2, 2009
	% Change	% Change

Comparable-store sales (GAAP)	38%	(10)%
Increase (decrease) due to foreign exchange rate changes	(7)%	8%

Comparable-store sales in constant dollars	31%	(2)%

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